Exhibit 99.1

STONE ENERGY CORPORATION

Announces 2012 Reserve Growth of 28%, Production Replacement of 288%

LAFAYETTE, LA. January 15, 2013

Stone Energy Corporation (NYSE: SGY) today announced its estimated year-end 2012 proved reserves were 129 Mmboe (million barrel equivalents) or 773 Bcfe (billion cubic feet of natural gas equivalent), as compared with 100 Mmboe or 602 Bcfe at year-end 2011, representing a 28% increase in its estimated proved reserves. From all sources, Stone replaced approximately 288% of production in 2012. The estimated proved reserves were 35% oil, 14% natural gas liquids (NGLs) and 51% gas on an equivalent basis. The changes from 2011 year-end estimated proved reserves to 2012 year-end estimated proved reserves included production of approximately 15 Mmboe or 91 Bcfe, drilling additions/extensions of 30 Mmboe or 181 Bcfe, net upward revisions of 7 Mmboe or 44 Bcfe and net acquisitions of 6 Mmboe or 37 Bcfe.

The present value of the estimated future net cash flows from estimated proved reserves before income taxes, using a 10% discount rate (PV10), was approximately $2.0 billion using 12 month average prices after differentials of $101.20 per barrel of oil, $38.23 per barrel of NGLs and $2.68 per Mmbtu of gas. The estimated year-end 2012 proved reserves included proved developed (PD) reserves of 73 Mmboe or 437 Bcfe (split 40% oil, 12% NGLs, 48% gas) and proved undeveloped (PUD) reserves of 56 Mmboe or 337 Bcfe (split 28% oil, 17% NGLs, 55% gas). In addition, there were 59 Mmboe or 356 Bcfe of estimated probable reserves and 167 Mmboe or 1.0 Tcfe of estimated possible reserves at year-end 2012. All of Stone’s 2012 year-end estimated proved, probable and possible reserves were independently engineered by Netherland Sewell & Associates.

Chairman, President and Chief Executive Officer David Welch stated, “We are very pleased with our third consecutive year of reserve growth in 2012. Our strategy of investing in price advantaged natural gas and material oil projects is paying off in this low natural gas price environment. Our programs in Appalachia, deep water and deep gas all generated increased reserve volumes for the year. Our reserves mix is now 44% Appalachia, 34% Deep Water, and 22% Conventional Shelf/Deep Gas, confirming our diversification strategy. Our reserve life has grown from 5.2 years in 2009 to approximately 8.5 years currently. Stone is a very different company from several years ago in its asset balance and its exciting opportunity set.”

Production guidance for the fourth quarter of 2012 of 42,500—45,000 Boe per day (255-270 Mmcfe per day) is confirmed towards the upper end of the range. Production guidance for 2013 remains at 41,000—44,000 Boe per day (245-265 Mmcfe per day) as projected production from the La Cantera #3 well in the third quarter is expected to offset lost production during the first quarter from Stone’s Mary field in Appalachia. The Mary field has been shut-in since late December due to a third party pipeline repair issue. The pipeline impacts approximately 50 Mmcfe per day and is expected to be repaired before the end of the month.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

Guidance Disclosure

Guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”. Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Non-GAAP Financial Measure

PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. Standardized Measure is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP. Stone uses PV-10 as one measure of the value of its estimated proved reserves and to compare relative values of proved reserves among exploration and production companies without regard to income taxes. Stone believes that securities analysts and rating agencies use PV-10 in similar ways. Stone’s management believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves. Stone cannot reconcile PV-10 to Standardized Measure at this time because final income tax information for 2012 is not yet available.